Exhibit 99.3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results. The discussion also provides information about the financial results of the segments of our business to provide a better understanding of how these segments and their results affect our financial condition and results of operations.

Business Overview

As described in more detail in Item 1 of this Report, we operate in two operating segments, Investment Management and Real Estate Ownership. Within our Investment Management segment, we are currently the advisor to the following affiliated publicly-owned, non-actively traded real estate investment trusts: CPA®:15, CPA®:16 – Global, CPA®:17 – Global, and CWI. Effective January 1, 2011, we include our equity investments in the REITs in our Real Estate Ownership segment. The equity income or loss from the REITs that is now included in our Real Estate Ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the REITs. This treatment is consistent with that of our directly-owned properties. Results for the years ended December 31, 2010 and 2009 have been reclassified to conform to the current year presentation.

Financial Highlights

(in thousands)

	Years Ended December 31,
	2011	2010	2009
Total revenues (excluding reimbursed costs from affiliates)	$266,812	$205,402	$176,364
Net income attributable to W. P. Carey members	139,079	73,972	69,023
Cash flow from operating activities	80,116	86,417	74,544

Distributions paid	85,814	92,591	78,618

Supplemental financial measures:
Funds from operations - as adjusted (AFFO)	188,853	130,870	122,876
Adjusted cash flow from operating activities	98,588	88,634	93,880

We consider the performance metrics listed above, including certain supplemental metrics that are not defined by GAAP (“non-GAAP”), such as Funds from operations — as adjusted (“AFFO”) and Adjusted cash flow from operating activities, to be important measures in the evaluation of our results of operations, liquidity and capital resources. We evaluate our results of operations with a primary focus on increasing and enhancing the value, quality and amount of assets under management by our Investment Management segment and the ability to generate the cash flow necessary to meet our objectives in our Real Estate Ownership segment. Results of operations by reportable segment are described below in Results of Operations. See Supplemental Financial Measures below for our definition of these non-GAAP measures and reconciliations to their most directly comparable GAAP measure.

Total revenue increased in 2011 as compared to 2010. The incentive, termination and subordinated disposition revenue recognized in connection with providing a liquidity event for CPA®:14 shareholders in May 2011 and a higher volume of investments structured on behalf of the REITs contributed to increases in revenues from our Investment Management segment. New investments that we entered into during 2010 and 2011, including the properties we purchased in May 2011 from CPA®:14 in connection with the CPA®:14 Asset Sales (Note 4), contributed to the increases in revenues in our Real Estate Ownership segment.

Net income increased in 2011 as compared to 2010. Results from operations in our Investment Management segment were significantly higher during the current year as a result of the incentive, termination and subordinated disposition revenue recognized in May 2011 in connection with providing a liquidity event for CPA®:14 shareholders and higher volume of investments structured on behalf of the REITs. Results from operations in our Real Estate Ownership segment benefited from income generated from and gains recognized on the properties we purchased from CPA®:14 in connection with the CPA®:14 Asset Sales as well as income generated from our equity interests in the REITs as a result of our $121.0 million incremental investment in CPA®:16 – Global in connection with the CPA®:14/16 Merger.

Cash flow from operating activities decreased in 2011 as compared to 2010, primarily due to a decrease in cash received from providing asset-based management services to the REITs as we no longer receive cash asset management fees from CPA®:14 and CPA®:16 – Global subsequent to the CPA®:14/16 Merger, partially offset by the disposition revenues received, net of income taxes paid, in connection with providing a liquidity event to CPA®:14 shareholders through the CPA®:14/16 Merger.

Distributions paid decreased in 2011 as compared to 2010, primarily due to a special distribution of $0.30 per share paid in January 2010 to shareholders of record at December 31, 2009.

Our AFFO supplemental measure increased in 2011 as compared to 2010. AFFO attributable to our Investment Management segment benefited from the incentive, termination and subordinated disposition revenue recognized in connection with providing a liquidity event for CPA®:14 shareholders in May 2011. AFFO attributable to our Real Estate Ownership segment increased in the current year as a result of increased income generated from our equity interests in the REITs due to our $121.0 million incremental investment in CPA®:16 – Global in connection with the CPA®:14/16 Merger as well as investments that we entered into during 2011 and 2010, including the properties that we purchased from CPA®:14 in connection with the CPA®:14 Asset Sales.

Adjusted cash flow from operating activities increased in 2011 as compared to 2010 as a result of the $1.00 per share special distribution received from CPA®:14 in connection with the CPA®:14/16 Merger, higher cash distributions received from CPA®:17 – Global’s operating partnership as a result of new investments entered into during 2010 and 2011, and the initial distributions of available cash received from the CPA®:16 – Global’s operating partnership. These increases were partially offset by the fact that we no longer receive cash asset management fees from CPA®:14 and CPA®:16 – Global subsequent to the CPA®:14/16 Merger.

Significant Developments

On January 2, 2012, our founder and Chairman, Wm. Polk Carey, passed away. Following the passing of Mr. Carey, on January 4, 2012, the Board of Directors elected Benjamin H. Griswold, IV as Non-Executive Chairman of the Board. Mr. Griswold has been a director since 2006 and served as Lead Director from 2010. He also serves as Chairman of the Compensation Committee.

On July 17, 2012, Mark J. DeCesaris informed us of his intention to resign as our Chief Financial Officer and as Chief Financial Officer of the REITs. Mr. DeCesaris plans to remain in those positions, maintaining his responsibilities and assisting in the recruitment of a new Chief Financial Officer, until the transition of his duties is complete. Our boards of directors appointed Mr. DeCesaris to serve as a director, effective as of July 17, 2012.

Current Trends

General Economic Environment

We and our managed funds are impacted by macro-economic environmental factors, the capital markets, and general conditions in the commercial real estate market, both in the U.S. and globally. During 2011, we saw slow improvement in the U.S. economy following the significant distress experienced in 2008 and 2009. Towards the end of 2011, however, there was an increase in international economic uncertainty as a result of the sovereign debt crisis and a deterioration of economic fundamentals in Europe. Currently, conditions in the U.S. appear to have stabilized, while the situation in Europe remains uncertain. It is not possible to predict with certainty the outcome of these trends. Nevertheless, our views of the effects of the current financial and economic trends on our business, as well as our response to those trends, are presented below.

Foreign Exchange Rates

Fluctuations in foreign currency exchange rates impact both our Real Estate Ownership and Investment Management segments. In our Real Estate Ownership segment, we are impacted through our ownership of properties in the European Union, primarily France, and through our equity ownership in the CPA® REITs, which each have significant foreign investments, primarily in Euro denominated countries and to a lesser extent in other currencies. In our Investment Management segment, significant unhedged foreign currency exchange rate fluctuations would impact the asset management revenue we receive for managing the portfolios of the CPA® REITs as well as the quarterly distributions of available cash we receive from the operating partnerships of CPA®:16 – Global and CPA®:17 – Global.

Our results of foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to foreign currencies. Investments denominated in the Euro accounted for approximately 10% of our annualized contractual minimum base rent and 33% of aggregate annualized contractual minimum base rent for the CPA® REITs at December 31, 2011. International investments carried on our balance sheet are marked to the spot exchange rate as of the balance sheet date. The U.S. dollar strengthened at December 31, 2011 versus the spot rate at December 31, 2010. The Euro/U.S. dollar exchange rate at December 31, 2011, $1.2950, represented a 2% decrease from the December 31, 2010 rate of $1.3253. This strengthening had an unfavorable impact on our balance sheet, and especially those of the CPA® REITs, at December 31, 2011 as compared to our balance sheet at December 31, 2010.

The operational impact of our international investments is measured throughout the year. Due to the volatility of the Euro/U.S. dollar exchange rate during 2011, which ranged between a low of $1.3188 and a high of $1.4439, the average rate we utilized to measure these operations increased by 5% versus 2010. This increase had a favorable impact on 2011 results of operations of the CPA® REITs as compared to the prior year period. As a result, our equity in earnings was modestly impacted; however, as a result of hedging, distributions from CPA®:16 – Global or CPA®:17 – Global were not significantly impacted. While we actively manage our foreign exchange risk, a significant unhedged decline in the value of the Euro could have a material negative impact on our NAVs, future results, financial position and cash flows. Such a decline would particularly impact the CPA® REITs, which have higher levels of international investments than we have in our owned portfolio.

Capital Markets

During 2011, capital markets conditions in the U.S. exhibited some signs of post-crisis improvement, including new issuances of CMBS debt and increasing capital inflows to both commercial real estate debt and equity markets, which helped increase the availability of mortgage financing and sustained transaction volume. Despite increased volatility in the CMBS market as key market participants began to withdraw, and a credit downgrade of U.S. Treasury debt obligations, we have seen the cost for domestic debt stabilize while the Federal Reserve has kept interest rates low and new lenders, including insurers, have introduced capital. Events in the Euro-zone have impacted the price and availability of financing and have affected global commercial real estate capitalization rates, which vary depending on a variety of factors including asset quality, tenant credit quality, geography and lease term.

Investment Opportunities

Through our Investment Management segment, we earn structuring revenue on the investments we structure on behalf of the REITs. Our ability to complete these investments on behalf of the REITs, and thereby earn structuring revenue, fluctuates based on the pricing and availability of transactions and financing, among other factors.

Times of economic uncertainty may also present opportunities in the sale-leaseback market. We continue to see investment opportunities that we believe will allow us to structure transactions on behalf of the REITs on favorable terms. Although capitalization rates have begun to vary widely, we believe that the investment environment remains attractive and that we will be able to achieve the targeted returns of our managed funds. We have benefited from commercial de-leveraging and recent new construction activity that has provided attractive investment opportunities for net lease investors such as W. P. Carey and the CPA® REITs. To the extent that these trends continue and we are able to achieve sufficient levels of fundraising, we believe that our investment volume will benefit. While the investment community continues to remain risk averse, we expect to experience increased competition for investments, both domestically and internationally, because we believe that net lease financing market is perceived as a relatively more conservative investment vehicle, and further capital inflows into the marketplace could put additional pressure on the returns that we can generate from our investments and our willingness and ability to execute transactions. In addition, we expect to continue to expand our ability to source deals in other markets.

We structured investments on behalf of the REITs totaling approximately $1.2 billion during 2011, and based on current conditions, we expect that we will be able to continue to take advantage of the investment opportunities we are seeing in the U.S. and internationally through the near term. International investments comprised 54% (on a pro rata basis) of total investments structured during 2011. While international activity fluctuates from quarter to quarter, we currently expect that such transactions will continue to form a significant portion of the investments we structure, although the relative portion of international investments in any given period will vary.

We calculate net operating income for each investment we make as the rent that we receive from a tenant, less debt service for any financing obtained for our investment in such property. The capitalization rate for an investment is a function of the purchase price that we are willing to pay for an investment, the rent that the tenant is willing to pay and the risk we are willing to assume. In our target markets for the CPA® REITs, we have recently seen capitalization rates in the U.S. ranging from 6.25% to 11.0% and ranging from 6.5% to 12.0% internationally. The variability is due largely to the quality of the underlying assets, tenant credit quality, and the terms of the leases.

Financing Conditions

Through our Investment Management segment, we earn structuring revenue related in part to the debt we obtain for the CPA® REITs. In addition, through our Real Estate Ownership segment, we are impacted by the cost and availability of financing for our owned properties and, through our equity interests, for properties owned by the REITs. During 2011, we saw continued improvement in the U.S. credit and real estate financing markets despite the U.S. sovereign credit downgrade as new lenders entered the marketplace and the U.S. Treasury kept interest rates low. However, the sovereign debt issues in Europe that began in the second quarter of 2011 had the impact of increasing the cost of debt in certain international markets and made it more challenging for us to obtain debt for certain international deals. During 2011, we obtained non-recourse and limited-recourse mortgage financing totaling $576.0 million on behalf of the CPA® REITs, including $126.9 million on international investments, and $69.8 million for our owned real estate portfolio (each on a pro rata basis).

Real Estate Sector

As noted above, the commercial real estate market is impacted by a variety of macro-economic factors, including but not limited to growth in gross domestic product, unemployment, interest rates, inflation and demographics. We have seen modest improvements in these domestic macro-economic factors since the beginning of the credit crisis. However, internationally these fundamentals have not significantly improved, which may result in higher vacancies, lower rental rates and lower demand for vacant space in future periods related to international properties. We and the CPA® REITs are chiefly affected by changes in the appraised values of our properties, tenant defaults, inflation, lease expirations and occupancy rates.

Net Asset Values of the REITs

We own shares in each of the REITs, which we report in our Real Estate Ownership segment, and we earn asset management revenue through our Investment Management segment based on a percentage of average invested assets for each REIT. As such, we benefit from rising investment values and are negatively impacted when these values decrease.

The following table presents recent NAVs for the CPA® REITs:

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010	December 31, 2009
CPA® :14	N/A	N/A	N/A	$11.50	$11.80
CPA® :15	$10.40	N/A	$10.40	N/A	10.70
CPA® :16 – Global	N/A	$8.90	N/A	8.80	9.20

The NAV for CPA®:16 – Global at June 30, 2011 was higher than the NAV at September 30, 2010 primarily due to the favorable impact of foreign currency exchange rate fluctuations. The NAVs for CPA®:14 and CPA®:15 in 2010 were lower than those NAVs at December 30, 2009 primarily due to continued weakness in the economy and a weakening of the Euro versus the U.S. dollar during 2010 and 2009. On May 2, 2011, CPA®:14 merged into a subsidiary of CPA®:16 – Global and as a result, we will no longer compute NAV for CPA®:14. We have not computed NAV for CPA®:17 – Global as it is still in its offering period. The NAVs of the CPA® REITs are based on a number of variables, including individual tenant credits, lease terms, lending credit spreads, foreign currency exchange rates and tenant defaults, among others. We do not control these variables and, as such, cannot predict how they will change in the future.

Credit Quality of Tenants

The credit quality of tenants primarily impacts our Real Estate Ownership segment. As a net lease investor, we are exposed to credit risk within our tenant portfolio, which can reduce our results of operations and cash flow from operations if our tenants are unable to pay their rent. Within our managed portfolios, tenant defaults can reduce the asset management revenue in our Investment Management segment if they lead to a decline in the appraised value of the assets of the CPA® REITs and can also reduce our income and distributions from equity investments in the CPA® REITs in our Real Estate Ownership segment. Tenants experiencing financial difficulties may become delinquent on their rent and/or default on their leases and, if they file for bankruptcy protection, may reject our lease in bankruptcy court, resulting in reduced cash flow, which may negatively impact NAVs and require us or the CPA® REITs to incur impairment charges. Even where a default has not occurred and a tenant is continuing to make the required lease payments, we may restructure or renew leases on less favorable terms, or the tenant’s credit profile may deteriorate, which could affect the value of the leased asset and could in turn require us or the CPA® REITs to incur impairment charges.

Despite signs of improvement in domestic general business conditions during 2011, which had a favorable impact on the overall credit quality of our tenants, we believe that there still remain significant risks to an economic recovery, particularly in the Euro-zone. As of February 29, 2012, we had no significant exposure to tenants operating under bankruptcy protection in our owned portfolio, while in the CPA® REIT portfolios, tenants operating under bankruptcy protection, administration or receivership account for less than 1% of aggregate annualized contractual minimum base rent, a decrease from levels experienced during the crisis. It is possible, however, that tenants may file for bankruptcy or default on their leases in the future and that economic conditions may again deteriorate.

To mitigate credit risk, we have historically looked to invest in assets that we believe are critically important to our tenants’ operations and have attempted to diversify our owned portfolio and the CPA® REITs portfolios by tenant, tenant industry and geography. We also monitor tenant performance through review of rent delinquencies as a precursor to a potential default, meetings with tenant management and review of tenants’ financial statements and compliance with any financial covenants. When necessary, our asset management process includes restructuring transactions to meet the evolving needs of tenants, re-leasing properties, refinancing debt and selling properties, as well as protecting our rights when tenants default or enter into bankruptcy.

Inflation

Inflation impacts our lease revenues and, through our equity ownership in the CPA® REITs and joint ventures, our equity in earnings within our Real Estate Ownership segment because our leases and those of the CPA® REITs generally have rent adjustments that are either fixed or based on formulas indexed to changes in CPI or other similar indices for the jurisdiction in which the property is located. Because these rent adjustments may be calculated based on changes in the CPI over a multi-year period, changes in inflation rates can have a delayed impact on our results of operations. We have seen a return of moderate inflation during 2011 that we expect will drive increases in our owned portfolio and in the portfolios of the CPA® REITs in coming years.

Lease Expirations and Occupancy

Lease expirations and occupancy rates impact our revenues and, through our equity ownership in the CPA® REITs and joint ventures, our equity in earnings within our Real Estate Ownership segment. Within our managed portfolios, vacancies can reduce the asset management revenue in our Investment Management segment if they lead to a decline in the appraised value of the assets of the CPA® REITs and can also reduce our income and distributions from equity investments in the CPA® REITs.

We actively manage our owned real estate portfolio and the portfolios of the CPA® REITs and begin discussing options with tenants in advance of scheduled lease expirations. In certain cases, we may obtain lease renewals from our tenants; however, tenants may elect to move out at the end of their term or may elect to exercise purchase options, if any, in their leases. In cases where tenants elect not to renew, we may seek replacement tenants or try to sell the property. As of December 31, 2011, 13% of the annualized contractual minimum base rent in our owned portfolio is scheduled to expire in the next twelve months. Subsequent to December 31, 2011 and through February 29, 2012, properties under two leases representing approximately 7% of our annualized contractual minimum base rent at December 31, 2011 were contracted for sale. We completed the sale of these properties in March and April 2012. We anticipate that we will be able to renew a majority of the remaining leases scheduled to expire in 2012. For those leases that we believe will be renewed, it is possible that renewed rents may be below the tenants’ existing contractual rents and that lease terms may be shorter than historical norms.

The occupancy rate for our owned real estate portfolio increased from 89% at December 31, 2010 to approximately 93% as of December 31, 2011, reflecting the sales of several vacant properties.

Investor Capital Inflows

Trends for investor capital inflows primarily impact our Real Estate Ownership segment because the REITs we manage that are in an offering period are dependent upon the funds raised to acquire assets and maintain portfolio diversification. Additionally, the presence of sufficient capital enables us to structure investments and earn structuring revenue in our Investment Management segment.

CPA®:17 – Global’s initial public offering was terminated when its registration statement for the follow-on offering was declared effective by the SEC on April 7, 2011. Through the termination of CPA®:17 – Global’s initial public offering, we raised $163.8 million during 2011 and more than $1.5 billion on its behalf since beginning fundraising in December 2007. From the beginning of the follow-on offering through December 31, 2011, we raised $418.7 million for CPA®:17 – Global.

For CWI, we raised $47.1 million from the beginning of its offering in September 2010 through December 31, 2011. CWI filed a registration statement to sell up to $1.0 billion of common stock in an initial public offering for the purpose of acquiring interests in lodging and lodging-related properties and we raised the minimum amount required to commence the issuance of shares on March 3, 2011.

Proposed Accounting Changes

The following proposed accounting changes may potentially impact our Investment Management and Real Estate Ownership segments if the outcome has a significant influence on sale-leaseback demand in the marketplace:

The IASB and FASB have issued an Exposure Draft on a joint proposal that would dramatically transform lease accounting from the existing model. These changes would impact most companies but are particularly applicable to those that are significant users of real estate. The proposal outlines a completely new model for accounting by lessees, whereby their rights and obligations under all leases, existing and new, would be capitalized and recorded on the balance sheet. For some companies, the new accounting guidance may influence whether or not, or the extent to which, they may enter into the type of sale-leaseback transactions in which we specialize. The FASB and IASB met during July 2011 and voted to re-expose the proposed standard. A revised exposure draft for public comment is currently expected to be issued in the first half of 2012, and a final standard is currently expected to be issued by the end of 2012. The boards also reached decisions, which are tentative and subject to change, on a single lessor accounting model and the accounting for variable lease payments, along with several presentation and disclosure issues. As of February 29, 2012, the proposed guidance had not yet been finalized, and as such we are unable to determine whether this proposal will have a material impact on our business.

In October 2011, the FASB issued an exposure draft that proposes a new accounting standard for “investment property entities.” Currently, an entity that invests in real estate properties, but is not an investment company under the definition set forth by GAAP, is required to measure its real estate properties at cost. The proposed amendments would require all entities that meet the criteria to be investment property entities to follow the proposed guidance, under which investment properties acquired by an investment property entity would initially be measured at transaction price, including transaction costs, and subsequently measured at fair value with all changes in fair value recognized in net income. A detailed analysis is required to determine whether an entity is within the scope of the amendments in this proposed update. An entity in which substantially all of its business activities are investing in a real estate property or properties for total return, including an objective to realize capital appreciation (including certain real estate investment trusts and real estate funds) would be affected by the proposed amendments. The proposed amendments also would introduce additional presentation and disclosure requirements for an investment property entity. As of February 29, 2012, the proposed guidance had not yet been finalized, and as such we are unable to determine whether we meet the definition of a real estate property entity and if the proposal will have a material impact on our business.

How We Evaluate Results of Operations

We evaluate our results of operations with a primary focus on increasing and enhancing the value, quality and amount of assets under management by our Investment Management segment and seeking to increase value in our Real Estate Ownership segment. We focus our efforts on improving underperforming assets through re-leasing efforts, including negotiation of lease renewals, or selectively selling assets in order to increase value in our real estate portfolio. The ability to increase assets under management by structuring investments on behalf of the REITs is affected, among other things, by the REITs’ ability to raise capital and our ability to identify and enter into appropriate investments and financing.

Our evaluation of operating results includes our ability to generate necessary cash flow in order to fund distributions to our shareholders. As a result, our assessment of operating results gives less emphasis to the effects of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges such as depreciation and impairment charges. We do not consider unrealized gains and losses resulting from short-term foreign currency fluctuations when evaluating our ability to fund distributions. Our evaluation of our potential for generating cash flow includes an assessment of the long-term sustainability of both our real estate portfolio and the assets we manage on behalf of the REITs.

We consider cash flows from operating activities, cash flows from investing activities, cash flows from financing activities and certain non-GAAP performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operating activities are sourced primarily by revenues earned from structuring investments and providing asset-based management services on behalf of the REITs we manage and long-term lease contracts from our real estate ownership. Our evaluation of the amount and expected fluctuation of cash flows from operating activities is essential in evaluating our ability to fund operating expenses, service debt and fund distributions to shareholders.

We consider Adjusted cash flows from operating activities as a supplemental measure of liquidity in evaluating our ability to sustain distributions to shareholders. We consider this measure useful as a supplemental measure to the extent the source of distributions in excess of equity income is the result of non-cash charges, such as depreciation and amortization, because it allows us to evaluate the cash flows from consolidated and unconsolidated investments in a comparable manner. In deriving this measure, we exclude cash distributions from equity investments in real estate and the REITs that are sourced from sales of equity investee’s assets or refinancing of debt because they are deemed to be returns on our investment.

We focus on measures of cash flows from investing activities and cash flows from financing activities in our evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Financing activities primarily consist of the payment of distributions to shareholders, borrowings and repayments under our lines of credit and the payment of mortgage principal amortization.

Results of Operations

Effective January 1, 2011, we include our equity investments in the REITs in our Real Estate Ownership segment. The equity income or loss from the REITs that is now included in our Real Estate Ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the REITs. This treatment is consistent with that of our directly-owned properties. Results for 2010 and 2009 have been reclassified to conform to the current period presentation. A summary of comparative results of these business segments is as follows:

Investment Management (in thousands)

	Years Ended December 31,
	2011	2010	Change	2010	2009	Change
Revenues
Asset management revenue	$66,808	$76,246	$(9,438)	$76,246	$76,621	$(375)
Structuring revenue	46,831	44,525	2,306	44,525	23,273	21,252
Incentive, termination and subordinated disposition revenue	52,515	—	52,515	—	—	—
Wholesaling revenue	11,664	11,096	568	11,096	7,691	3,405
Reimbursed costs from affiliates	64,829	60,023	4,806	60,023	47,534	12,489

	242,647	191,890	50,757	191,890	155,119	36,771

Operating Expenses
General and administrative	(89,251)	(69,007)	(20,244)	(69,007)	(58,819)	(10,188)
Reimbursable costs	(64,829)	(60,023)	(4,806)	(60,023)	(47,534)	(12,489)
Depreciation and amortization	(3,464)	(4,652)	1,188	(4,652)	(3,807)	(845)

	(157,544)	(133,682)	(23,862)	(133,682)	(110,160)	(23,522)

Other Income and Expenses
Other interest income	1,911	1,145	766	1,145	1,538	(393)
Income from equity investments in the REITs	21,196	4,468	16,728	4,468	2,160	2,308
Other income and (expenses)	140	334	(194)	334	4,099	(3,765)

	23,247	5,947	17,300	5,947	7,797	(1,850)

Income from continuing operations before income taxes	108,350	64,155	44,195	64,155	52,756	11,399
Provision for income taxes	(34,971)	(23,661)	(11,310)	(23,661)	(21,813)	(1,848)

Net income from investment management	73,379	40,494	32,885	40,494	30,943	9,551
Add: Net loss attributable to noncontrolling interests	2,542	2,372	170	2,372	2,374	(2)
Less: Net income attributable to redeemable noncontrolling interest	(1,923)	(1,293)	(630)	(1,293)	(2,258)	965

Net income from investment management attributable to W. P. Carey members	$73,998	$41,573	$32,425	$41,573	$31,059	$10,514

Asset Management Revenue

We earn asset-based management and performance revenue from the REITs based on the value of their real estate-related assets under management. This asset management revenue may increase or decrease depending upon (i) increases in the REIT asset bases as a result of new investments; (ii) decreases in the REIT asset bases as a result of sales of investments; (iii) increases or decreases in the appraised value of the real estate-related assets in the REIT investment portfolios; and (iv) whether the CPA® REITs are meeting their performance criteria. Each CPA® REIT met its performance criteria for all periods presented. The availability of funds for new investments is substantially dependent on our ability to raise funds for investment by the REITs.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, asset management revenue decreased by $9.4 million. Asset management decreased by $18.0 million, primarily due to recent property sales by the CPA® REITs and the change in our fee arrangement with CPA®:16 – Global under its new UPREIT structure after the CPA®:14/16 Merger. As discussed in Note 3, immediately after the CPA®:14/16 Merger, our asset management fee from CPA®:16 – Global was reduced from 1% to 0.5% of the property value of the assets under management and we now receive a distribution of up to 10% of the available cash, as defined, of CPA®:16 – Global’s operating partnership, which we record as Income from equity investments in the REITs within the Investment Management segment. This decrease was partially offset by an increase in revenue of $8.4 million during 2011 from CPA®:17 – Global as a result of new investments that it entered into during 2010 and 2011.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, asset management revenue decreased by $0.4 million. Asset management revenue from the CPA® REITs decreased by $3.1 million as a result of declines in the appraised value of the real estate-related assets of CPA®:14, CPA®:15 and CPA®:16 – Global at December 31, 2009. This decrease was substantially offset by an increase in revenue of $2.6 million from CPA®:17 – Global as a result of new investments entered into during 2009 and 2010.

Structuring Revenue

We earn structuring revenue when we structure and negotiate investments and debt placement transactions for the REITs. Structuring revenue is dependent on investment activity, which is subject to significant period-to-period variation. We structured real estate investments on behalf of the REITs totaling approximately $1.2 billion during 2011, including a $395.5 million transaction in Italy in the third quarter on behalf of CPA®:17 – Global with a capitalization rate of approximately 8.0%, compared to $1.0 billion in 2010 and $507.7 million in 2009. Included in the 2011 investment activity were $169.3 million of self-storage properties acquired on behalf of CPA®:17 – Global, for which we earned structuring revenue of 1.75% of total equity invested and $75.9 million of hotel properties acquired on behalf of CWI, for which we earned structuring revenue of 2.5% of the total investment cost of the properties, compared to an average of 4.5% that we generally earn for structuring long-term net lease investments on behalf of the CPA® REITs. Additionally, included in the 2011 and 2010 investment activity were $73.7 million and $91.7 million, respectively, of real estate-related loans originated by us on behalf of CPA®:17 – Global, for which we earned structuring revenue of 1%. We waived any structuring revenue due from CPA®:16 – Global under its advisory agreement with us in connection with its acquisition of assets from CPA®:14 in the CPA®:14/16 Merger.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, structuring revenue increased by $2.3 million, primarily due to higher investment volume in the current year, partially offset by a lower rate of structuring revenue earned on the self-storage and hotel properties that we acquired on behalf of the REITs in 2011.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, structuring revenue increased by $21.3 million, primarily due to higher investment volume in 2010 compared to 2009.

Incentive, Termination and Subordinated Disposition Revenue

Incentive, termination and subordinated disposition revenue is generally earned in connection with events in which we provide liquidity or alternatives to the REITs’ shareholders. These events typically do not occur every year, and no such event occurred during 2010 or 2009. However, in connection with providing a liquidity event for CPA®:14 shareholders in May 2011 in the form of the CPA®:14/16 Merger, we earned subordinated disposition revenue of $21.3 million in cash and termination revenue of $31.2 million, which we received in shares of CPA®:14 that were subsequently converted into shares of CPA®:16 – Global. As a condition of the Proposed Merger, we have agreed to waive our subordinated disposition and termination fees from CPA®:15.

Wholesaling Revenue

We earned a wholesaling fee of $0.15 per share sold in connection with CPA® 17 – Global’s initial public offering through April 7, 2011. In addition, as discussed in Note 3 to the consolidated financial statements, we earn a dealer manager fee of up to $0.35 per share sold in connection with CPA® 17 – Global’s follow-on offering and $0.30 per share sold in connection with CWI’s initial public offering. We re-allow all or a portion of the dealer manager fees to selected dealers in the offerings. Dealer manager fees that are not re-allowed are classified as wholesaling revenue. Wholesaling revenue earned is generally offset by underwriting costs incurred in connection with the offerings, which are included in General and administrative expenses.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, wholesaling revenue increased by $0.6 million primarily due to shares sold in connection with CWI’s initial public offering, for which the issuance of shares commenced on March 3, 2011, partially offset by a decrease in the numbers of shares sold related to CPA®:17 – Global’s offerings.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, wholesaling revenue increased by $3.4 million primarily due to an increase in the number of shares sold related to CPA®:17 – Global’s initial public offering in 2010 compared to 2009.

Reimbursed and Reimbursable Costs

Reimbursed costs from affiliates (revenue) and reimbursable costs (expenses) represent costs incurred by us on behalf of the REITs, consisting primarily of broker-dealer commissions and marketing and personnel costs, which are reimbursed by the REITs. Revenue from reimbursed costs from affiliates is offset by corresponding charges to reimbursable costs.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, reimbursed and reimbursable costs increased by $4.8 million, primarily due to $3.9 million of commissions paid to broker-dealers related to CWI’s initial public offering and a $1.7 million increase in personnel costs reimbursed by the REITs primarily as a result of increased headcount in 2011.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, reimbursed and reimbursable costs increased by $12.5 million, primarily due to a higher level of commissions paid to broker-dealers related to CPA®:17 – Global’s initial public offering related to a corresponding increase in funds raised.

General and Administrative

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, general and administrative expenses increased by $20.2 million, primarily due to increases in compensation-related costs of $15.0 million and professional fees of $2.9 million. Compensation-related costs were higher in 2011 due to several factors, including: an increase of $10.4 million in the amortization of stock-based compensation and an increase of $2.2 million in our expected bonus payout as a result of higher investment volumes in 2011. Stock-based compensation increased in 2011 as a result of changes in the expected vesting of performance share units (“PSUs”) granted in 2009 and 2010 and an increase in the number of restricted share units (“RSUs”) and PSUs awards issued to employees in 2011 in connection with entering into employment agreements with certain key employees during the year. Professional fees increased in 2011 primarily due to costs incurred in connection with exploring liquidity alternatives for certain of the CPA® REITs, including the CPA®:14/16 Merger and the Proposed Merger.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, general and administrative expenses increased by $10.2 million, primarily due to increases in compensation-related costs of $5.8 million, underwriting costs of $3.7 million and business development costs of $0.9 million. A $6.8 million increase in compensation-related costs that was primarily due to an increase in commissions to investment officers and our expected bonus payout as a result of the higher investment volume during 2010 was partially offset by a $2.0 million decrease in stock-based compensation expense due to the resignations of two senior officers during 2010. Underwriting costs related to CPA®:17 – Global’s offering are generally offset by wholesaling revenue, which we earn based on the number of shares of CPA®:17 – Global sold.

Depreciation and Amortization

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, depreciation and amortization expenses decreased by $1.2 million, primarily due to one of the management contracts with CPA®:14 becoming fully amortized in December 2010.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, depreciation and amortization expenses increased by $0.8 million, primarily due to an increase in amortization expense as a result of costs incurred with upgrading our computer equipment and software in 2009.

Income from Equity Investments in the REITs

Distributions of available cash representing a portion of our proportionate share of earnings from the operating partnerships of CPA®:17 – Global, CWI and, subsequent to the CPA®:14/16 Merger, CPA®:16 – Global are recorded as income from equity investments in the REITs within the Investment Management segment. In addition, subsequent to the CPA®:14/16 Merger, amortization of deferred revenue related to our Special Member Interest in CPA®:16 – Global’s operating partnership is also included in income from equity investments in the REITs within the Investment Management segment.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, income from equity investments in the REITs increased by $16.7 million. This increase was due in part to $6.2 million of initial cash distributions of our proportionate share of earnings received and earned from CPA®:16 – Global’s operating partnership after the CPA®:14/16 Merger and $5.7 million of deferred revenue earned from our Special Member Interest in CPA®:16 – Global’s operating partnership during 2011. In addition, cash distributions of our proportionate share of earnings received and earned from CPA®:17 – Global’s operating partnership increased by $4.9 million as a result of new investments entered into during 2011 and 2010. As of December 31, 2011, we had not received any cash distributions of our proportionate share of earnings from CWI’s operating partnership as it did not have earnings.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, income from equity investments in the REITs increased by $2.3 million, primarily due to higher cash distributions of our proportionate share of earnings from CPA®:17 – Global’s operating partnership as a result of higher investment volume.

Other Income and (Expenses)

2011 — During 2011, we recognized other income of $0.1 million primarily due to gains realized on foreign currency transactions for the repatriation of cash from foreign countries.

2010 — During 2010, we recognized other income of $0.3 million primarily due to gains realized on foreign currency transactions for the repatriation of cash from foreign countries.

2009 — During 2009, we recognized other income of $4.1 million primarily related to a settlement of a dispute with a vendor regarding certain fees we paid in prior years for services they performed.

Provision for Income Taxes

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, provision for income taxes increased by $11.3 million, primarily due to $9.3 million of income taxes incurred during 2011 as a result of the $52.5 million incentive, termination and subordinated disposition income that we recognized in connection with the CPA®:14/16 Merger. Provision for income taxes also increased in the current year as a result of increased volume of investments structured on behalf of the REITs.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, our provision for income taxes increased by $1.8 million, primarily due to an increase in income from continuing operations before income taxes.

Net Income from Investment Management Attributable to W. P. Carey Members

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, the resulting net income from investment management attributable to W. P. Carey members increased by $32.4 million.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, the resulting net income from investment management attributable to W. P. Carey members increased by $10.5 million.

Funds from Operations — as Adjusted

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, AFFO from our Investment Management segment increased by $51.4 million, primarily as a result of the incentive, termination and subordinated disposition revenue that we recognized in connection with providing a liquidity event for CPA®:14 shareholders in May 2011 in the form of the CPA®:14/16 Merger. AFFO is a non-GAAP measure that we use to evaluate our business. For a definition of AFFO and reconciliation to net income attributable to W. P. Carey Members, see Supplemental Financial Measures below.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, AFFO from our Investment Management segment increased by $12.7 million, primarily due to higher investment volume.

Real Estate Ownership (in thousands)

	Years Ended December 31,
	2011	2010	Change	2010	2009	Change
Revenues
Lease revenues	$65,438	$55,452	$9,986	$55,452	$54,081	$1,371
Other real estate income	23,556	18,083	5,473	18,083	14,698	3,385

	88,994	73,535	15,459	73,535	68,779	4,756

Operating Expenses
Depreciation and amortization	(22,601)	(15,448)	(7,153)	(15,448)	(14,568)	(880)
Property expenses	(13,164)	(10,382)	(2,782)	(10,382)	(6,694)	(3,688)
General and administrative	(4,455)	(4,421)	(34)	(4,421)	(4,998)	577
Other real estate expenses	(10,784)	(8,121)	(2,663)	(8,121)	(7,308)	(813)
Impairment charges	(3,751)	(1,140)	(2,611)	(1,140)	(3,516)	2,376

	(54,755)	(39,512)	(15,243)	(39,512)	(37,084)	(2,428)

Other Income and Expenses
Income from equity investments in real estate and the REITs	30,032	26,524	3,508	26,524	11,265	15,259
Gain on change in control of interests	27,859	—	27,859	—	—	—
Other income and (expenses)	4,500	1,196	3,304	1,196	3,433	(2,237)
Interest expense	(21,920)	(15,725)	(6,195)	(15,725)	(14,462)	(1,263)

	40,471	11,995	28,476	11,995	236	11,759

Income from continuing operations before income taxes	74,710	46,018	28,692	46,018	31,931	14,087
Provision for income taxes	(2,243)	(2,154)	(89)	(2,154)	(971)	(1,183)

Income from continuing operations	72,467	43,864	28,603	43,864	30,960	12,904
(Loss) income from discontinued operations	(6,708)	(9,407)	2,699	(9,407)	8,665	(18,072)

Net income from real estate ownership	65,759	34,457	31,302	34,457	39,625	(5,168)
Less: Net income attributable to noncontrolling interests	(678)	(2,058)	1,380	(2,058)	(1,661)	(397)

Net income from real estate ownership attributable to W. P. Carey members	$65,081	$32,399	$32,682	$32,399	$37,964	$(5,565)

The following table presents the components of our lease revenues (in thousands):

	Years Ended December 31,
	2011	2010	2009
Rental income	$54,781	$45,358	$43,462
Interest income from direct financing leases	10,657	10,094	10,619

	$65,438	$55,452	$54,081

The following table sets forth the net lease revenues (i.e., rental income and interest income from direct financing leases) that we earned from lease obligations through our direct ownership of real estate (in thousands):

	Years Ended December 31,
Lessee	2011	2010	2009
CheckFree Holdings, Inc. (a)	$5,216	$5,103	$4,964
The American Bottling Company (b)	4,943	4,390	4,591
Federal Express Corporation (c)	4,922	—	—
Bouygues Telecom, S.A. (a) (d) (e)	4,002	3,852	6,410
JP Morgan Chase Bank, N.A. (f)	3,862	3,448	—
Orbital Sciences Corporation (g)	3,312	3,611	2,771
Eroski Sociedad Cooperativa (a) (d) (h)	3,235	1,710	—
Amylin Pharmaceuticals, Inc. (c)	2,908	—	—
AutoZone, Inc. (b)	2,818	2,241	2,228
Google, Inc. (formerly leased to Omnicom Group Inc.) (i)	2,173	1,518	1,251
Quebecor Printing, Inc.	1,936	1,916	1,919
Unisource Worldwide, Inc. (j)	1,926	1,923	1,668
Jarden Corporation	1,614	1,614	1,614
Sybron Dental Specialties Inc. (k)	1,596	1,816	1,953
BE Aerospace, Inc.	1,580	1,580	1,580
Eagle Hardware & Garden, a subsidiary of Lowe’s Companies	1,492	1,568	1,574
Sprint Spectrum, L.P.	1,486	1,425	1,425
Enviro Works, Inc.	1,216	1,255	1,426
Other (d)	15,201	16,482	18,707

	$65,438	$55,452	$54,081

(a)	These revenues are generated in consolidated ventures, generally with our affiliates, and on a combined basis, include lease revenues applicable to noncontrolling interests totaling $2.6 million, $3.8 million and $3.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.
(b)	The increase in 2011 was due to an out-of-period adjustment (Note 2).
(c)

In connection with the CPA®:14 Asset Sales, we purchased the remaining interest in this investment from CPA®:14 (Note 4). Subsequent to the acquisition, we consolidate this investment. We had previously accounted for this investment under the equity method.

(d)	Amounts are subject to fluctuations in foreign currency exchange rates. The average conversion rate for the U.S. dollar in relation to the Euro increased by approximately 5% during the year ended December 31, 2011 as compared to 2010 and decreased by approximately 5% during the year ended December 31, 2010 as compared to 2009, resulting in a positive impact on lease revenues in 2011 and a negative impact on lease revenues in 2010 for our Euro-denominated investments.
(e)	The decrease in 2010 was due to a lease restructuring in January 2010.
(f)	We acquired this investment in February 2010.
(g)	We completed an expansion at this facility in January 2010, at which time we recognized deferred rental income of $0.3 million.
(h)	We acquired this investment in June 2010.
(i)	In January 2011, we signed a new 15-year lease with Google, Inc. The lease with the former tenant, Omnicom Group Inc., expired in September 2010. The increase in 2010 reflects the accelerated amortization of below-market rent intangibles as a result of the former tenant not renewing its lease with us.
(j)	The increase in 2010 was due to a rent increase as a result of a lease renewal in October 2009.
(k)	The decrease in 2011 was due to an out-of-period adjustment (Note 2).

We recognize income from equity investments in real estate, of which lease revenues are a significant component. The following table sets forth the net lease revenues earned by these ventures. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (dollars in thousands):

	Ownership Interest	Years Ended December 31,
Lessee	at December 31, 2011	2011	2010	2009
The New York Times Company (a)	18%	$27,796	$26,768	$21,751
Carrefour France, SAS (b)	46%	20,228	19,618	21,481
Medica – France, S.A. (b)	46%	6,789	6,447	6,917
Schuler A.G. (b)	33%	6,555	6,208	6,568
U. S. Airways Group, Inc.	75%	4,421	4,421	4,356
Hologic, Inc.	36%	3,623	3,528	3,387
Federal Express Corporation (c)	100%	2,391	7,121	7,044
Symphony IRI Group, Inc.(d)	33%	2,182	4,164	4,973
Consolidated Systems, Inc.	60%	1,933	1,831	1,831
Amylin Pharmaceuticals, Inc. (c) (e)	100%	1,342	4,027	3,635
Childtime Childcare, Inc.	34%	1,258	1,303	1,332
The Retail Distribution Group (f)	0%	—	206	1,020

		$78,518	$85,642	$84,295

(a)	We acquired our interest in this investment in March 2009.
(b)	Amounts are subject to fluctuations in foreign currency exchange rates. The average conversion rate for the U.S. dollar in relation to the Euro increased by approximately 5% during the year ended December 31, 2011 as compared to 2010 and decreased by approximately 5% during the year ended December 31, 2010 as compared to 2009, resulting in a positive impact on lease revenues in 2011 and a negative impact on lease revenues in 2010 for our Euro-denominated investments.
(c)	In connection with the CPA®:14 Asset Sales, we purchased the remaining interest in this investment from CPA®:14 (Note 4). Subsequent to the acquisition, we consolidate this investment.
(d)	In June 2011, this venture sold one of its properties and distributed the proceeds to the venture partners. The decrease in 2010 was due to a lease restructuring.
(e)	The increase in 2010 was due to a CPI-based (or equivalent) rent increase and a lease restructuring.
(f)	In March 2010, the venture completed the sale of this property, and as a result, we have no further economic interest in this venture.

The above table does not reflect our share of interest income from our 5% interest in a venture that has a note receivable (see “Financial Condition — Off-Balance Sheet Arrangements and Contractual Obligations — Equity Method Investments” below). For the years ended December 31, 2011, 2010 and 2009, the venture recognized interest income of $1.9 million, $24.2 million and $27.1 million, respectively. These amounts represent total amounts attributable to the entire venture, not our proportionate share, and are subject to fluctuations in the exchange rate of the Euro.

Lease Revenues

As of December 31, 2011, 66% of our net leases, based on annualized contractual minimum base rent, provide for adjustments based on formulas indexed to changes in the CPI, or other similar indices for the jurisdiction in which the property is located, some of which have caps and/or floors. In addition, 28% of our net leases have fixed rent adjustments. We own international investments and, therefore, lease revenues from these investments are subject to fluctuations in exchange rate movements in foreign currencies.

During 2011, we signed 22 leases, totaling approximately 894,173 square feet of leased space. There were two new tenants and there were 18 lease renewals or short-term extensions with existing tenants. Under the 22 leases, the average new rent was $9.75 per square foot, and the average former rent was $9.06 per square foot. Five of the 22 tenants had tenant improvement allowances or concessions totaling approximately $6.9 million, the majority of which ($6.4 million) related to a lease of a repositioned asset to a tenant.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, lease revenues increased by $10.0 million, primarily due to $9.4 million of lease revenue generated from new investments we entered into during 2010 and 2011, including the properties we purchased in May 2011 from CPA®:14 in connection with the CPA®:14 Asset Sales. In addition, lease revenues increased by $0.9 million as a result of an out-of-period adjustment recorded in the fourth quarter of 2011 (Note 2) and $0.8 million as a result of scheduled rent increases at several properties. These increases were partially offset by the impact of recent tenant activity, including lease restructurings, lease expirations and property sales, which resulted in a reduction to lease revenues of $1.3 million.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, lease revenues increased by $1.4 million, primarily due to $6.0 million in lease revenue from new investments and an expansion we placed into service during 2010, partially offset by the impact of 2010 and 2009 tenant activity (including lease restructurings, lease expirations and property sales), which reduced lease revenues by $4.9 million.

Other Real Estate Income

Other real estate income generally consists of revenue from Carey Storage, a subsidiary that holds investments in 21 domestic self-storage properties, and Livho, a subsidiary that operates a hotel franchise in Livonia, Michigan. Other real estate income also includes lease termination payments and other non-rent related revenues from real estate ownership.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, other real estate income increased by $5.5 million, primarily due to an increase of $3.2 million in income generated from the eight new self-storage properties acquired during the third quarter of 2010 and an increase in reimbursable tenant costs of $1.9 million. Reimbursable tenant costs are recorded as both revenue and expenses and therefore have no net impact on our results of operations.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, other real estate income increased by $3.4 million, primarily due to increases in reimbursable tenant costs of $2.7 million as well as income of $1.5 million from the eight new self-storage properties acquired in the third quarter of 2010. These increases were partially offset by a decrease in lease termination income of $1.0 million. Reimbursable tenant costs are recorded as both revenue and expenses and therefore have no impact on our results of operations.

Depreciation and Amortization

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, depreciation and amortization increased by $7.2 million. Depreciation and amortization increased by $5.6 million as a result of our 2011 and 2010 investment activity, including $4.7 million attributable to the properties we purchased from CPA®:14 in May 2011 (Note 4). In addition, depreciation and amortization increased by $2.2 million as a result of an out-of-period adjustment recorded in the fourth quarter of 2011 (Note 2). These increases were partially offset by a decrease in amortization of $0.6 million as a result of lease intangible assets related to two tenants becoming fully amortized in 2010.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, depreciation and amortization increased by $0.9 million primarily due to depreciation and amortization of $2.3 million related to new investments we entered into and an expansion we placed into service during 2010. This increase was partially offset by a $1.0 million write-off of intangible assets as a result of a lease termination in June 2009 that resulted in lower amortization in 2010 and a $0.5 million decrease in depreciation and amortization as a result of several assets becoming fully depreciated or amortized.

Property Expenses

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, property expenses increased by $2.8 million, primarily due to an increase in reimbursable tenant costs of $1.9 million and a $0.6 million performance fee paid to a third-party manager on a foreign property as a result of meeting its performance criteria.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, property expenses increased by $3.7 million, primarily due to an increase in reimbursable tenant costs of $2.7 million. The remainder of the increase was due to two tenants vacating properties during 2010.

Other Real Estate Expenses

Other real estate expenses generally consist of operating expenses related to Carey Storage and Livho as described in “Other Real Estate Income” above.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, other real estate expenses increased by $2.7 million, primarily due to an increase of $1.8 million in operating expenses as a result of the eight new self-storage properties acquired during the third quarter of 2010. In addition, operating expenses from Livho increased by $0.9 million in 2011 as compared to 2010.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, other real estate expenses increased by $0.8 million, primarily due to operating expenses from the eight new self-storage properties acquired during the third quarter of 2010.

Impairment Charges

Our impairment charges are more fully described in Note 10. Impairment charges related to our continuing real estate ownership operations were as follows (in thousands):

	Years Ended December 31,
Lessee	2011	2010	2009	Triggering Event
United States Postal Service	$4,934	$—	$—	Tenant not renewing lease; anticipated sale
The American Bottling Company	(868)	—	1,571	Decline in unguaranteed residual value of properties
Others	(315)	1,140	1,945	Tenants not renewing leases or vacated; anticipated sales; and decline in unguaranteed residual value of properties

Total	$3,751	$1,140	$3,516

Income from Equity Investments in Real Estate and the REITs

Income from equity investments in real estate and the REITs represents our proportionate share of net income or loss (revenue less expenses) from our interests in unconsolidated real estate investments and our investments in the REITs. However, a portion of our equity earnings from the REITs, equivalent to the cash distributions from the related operating partnerships, is included in the Investment Management segment. The net income of the REITs fluctuates based on the timing of transactions, such as new leases and property sales, as well as the level of impairment charges.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, income from equity investments in real estate increased by $3.5 million, primarily due to an increase in equity income from the CPA® REITs totaling $6.4 million. Results of operations from the REITs during 2011 included the following gains and expenses: net gains of $78.8 million from the CPA®:14 Asset Sales, of which our share was approximately $7.4 million; a bargain purchase gain for CPA®:16 – Global of $28.7 million because the fair value of CPA®:14 exceeded the CPA®:14/16 Merger consideration, of which our share was approximately $5.0 million; a net gain of $33.5 million on the sales of several properties and the extinguishment of several related mortgage loans, of which our share was approximately $3.7 million; impairment charges totaling $61.7 million, of which our share was approximately $7.8 million; and $13.6 million of expenses incurred in connection with the CPA®:14/16 Merger, of which our share was approximately $2.4 million. Equity income from the REITs also increased by approximately $4.1 million in 2011 as a result of our $121.0 million incremental investment in CPA®:16 – Global in connection with the CPA®:14/16 Merger. Results of operations for the REITs during 2010 included the following gains and charges: net gains on extinguishment of a mortgage loan and deconsolidation of three subsidiaries totaling $44.0 million, of which our share was approximately $5.6 million; and impairment charges totaling $40.7 million, of which our share was approximately $3.0 million. In addition, we recognized an other-than-temporary impairment charge of $1.4 million on the Schuler venture in 2010. These increases in equity income were partially offset by decreases of $2.5 million as a result of the net gains recognized by the Retail Distribution venture in connection with the sale of its property in March 2010 and $1.7 million related to the Symphony IRI venture reflecting our share of its $8.6 million impairment charge and an other-than-temporary impairment charge recognized by us in 2011 to reflect the decline in fair value of our interest in the venture.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, income from equity investments in real estate and the REITs increased by $15.3 million. During 2010, we recognized income from equity investments in the REITs of $10.5 million, compared to a loss of $2.5 million in 2009, primarily due to a reduction in impairment charges recognized by the CPA® REITs. Results of operations for the REITs during 2010 included the following gains and charges: net gains on extinguishment of a mortgage loan and deconsolidation of three subsidiaries totaling $44.0 million, of which our share was approximately $5.6 million; and impairment charges totaling $40.7 million, of which our share was approximately $3.0 million. Results of operations for the REITs during 2009 included impairment charges totaling $170.0 million, of which our share was approximately $11.5 million.

During 2010, we also recognized income of $2.5 million from a venture, Retail Distribution, in connection with the sale of its property in March 2010, as well as an increase in income of $0.7 million due to higher foreign taxes incurred in 2009 on our international ventures. Income from the Amylin venture increased by $0.4 million as a result of its purchase accounting adjustment becoming fully amortized as well as higher rental income recognized in connection with a lease restructuring in 2009. These increases were partially offset by the other-than-temporary impairment charge of $1.4 million recognized during 2010 on the Schuler venture described above.

Gain on Change in Control of Interests

As discussed in Note 4, in May 2011 we purchased the remaining interests in the Federal Express and Amylin ventures from CPA®:14, which we had previously accounted for under the equity method. In connection with the purchase of these properties, we recognized a net gain of $27.9 million during the year ended December 31, 2011 to adjust the carrying value of our existing interests in these ventures to their estimated fair values.

Other Income and (Expenses)

Other income and (expenses) consists primarily of gains and losses on foreign currency transactions and derivative instruments, and prior to September 2010 also included the Investor’s profit-sharing interest in income or losses from Carey Storage (Note 4). We and certain of our foreign consolidated subsidiaries have intercompany debt and/or advances that are not denominated in the entity’s functional currency. When the intercompany debt or accrued interest thereon is remeasured against the functional currency of the entity, a gain or loss may result. For intercompany transactions that are of a long-term investment nature, the gain or loss is recognized as a cumulative translation adjustment in other comprehensive income. We also recognize gains or losses on foreign currency transactions when we repatriate cash from our foreign investments.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, other income increased by $3.3 million. In connection with the CPA®:14/16 Merger, we agreed to receive shares of CPA®:16 – Global in respect of our shares of CPA®:14. As a result, during 2011, we recognized a gain of $2.8 million on the conversion of our shares of CPA®:14 to shares of CPA®:16 – Global to reflect the carrying value of our investment at its estimated fair value. In addition, we recognized a gain of $1.0 million on the conversion of our termination revenue to shares of CPA®:14 because the fair value of the shares received exceeded the termination revenue. Other income during 2011 also included a net gain of $0.6 million as a result of exercising certain warrants granted to us by lessees. These gains were partially offset by a net loss of $0.8 million recognized by the Investor during 2010 on its profit sharing interest in Carey Storage.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, other income decreased by $2.2 million. Results for 2009 included a $7.0 million gain recognized by our Carey Storage subsidiary on the repayment of the $35.0 million outstanding balance on its secured credit facility for $28.0 million, partially offset by the Investor’s profit-sharing interest in the gain totaling $4.2 million.

Interest Expense

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, interest expense increased by $6.2 million, primarily as a result of mortgages assumed in connection with the acquisition of properties from CPA®:14 in May 2011 (Note 4) and mortgage financing obtained in connection with our investment activities during 2011 and 2010, which resulted in increases to interest expense of $3.6 million and $1.8 million, respectively. Additionally, interest expense on our lines of credit increased by $1.0 million as a result of higher average outstanding balances in 2011 as compared to the prior year.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, interest expense increased by $1.3 million, primarily as a result of mortgage financing obtained in connection with our investment activities during 2010.

Provision for Income Taxes

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, provision for income taxes increased by $0.1 million.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, provision for income taxes increased by $1.2 million, primarily due to an increase in equity earnings from the CPA® REITs.

(Loss) Income from Discontinued Operations

(Loss) income from discontinued operations represents the net income or loss (revenue less expenses) from the operations of properties that were sold or held for sale and a subsidiary that we deconsolidated (Note 16).

2011 — For the year ended December 31, 2011, loss from discontinued operations was $6.7 million primarily due to impairment charges recognized on properties sold or held for sale totaling $6.7 million to reduce the carrying values of these properties to their estimated fair values and a net loss on the sale of these properties of $3.4 million. These losses were partially offset by income generated from the operations of discontinued properties of $2.4 million and a $1.0 million gain recognized during the third quarter of 2011 on the deconsolidation of a subsidiary because we ceased to exercise control over the activities that most significantly impact its economic performance when a receiver took possession of the property.

2010 — For the year ended December 31, 2010, loss from discontinued operations was $9.4 million, primarily due to impairment charges recognized of $14.3 million. These charges were partially offset by income generated from the operations of these properties of $4.4 million and a net gain on the sales of these properties of $0.5 million.

2009 — For the year ended December 31, 2009, we earned income from discontinued operations of $8.7 million. During 2009, we recognized income generated from the operations of discontinued properties of $7.9 million. We also sold five domestic properties and recognized a net gain of $7.7 million. These increases in income were partially offset by impairment charges recognized on these properties of $6.9 million.

Net Income from Real Estate Ownership Attributable to W. P. Carey Members

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, the resulting net income from real estate ownership attributable to W. P. Carey members increased by $32.7 million.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, the resulting net income from real estate ownership attributable to W. P. Carey members decreased by $5.6 million.

Funds from Operations — as Adjusted

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, AFFO from real estate ownership increased by $6.6 million, primarily as a result of the new investments that we entered into during 2011 and 2010, including the properties we purchased from CPA®:14 in connection with the CPA®:14 Asset Sales, as well as increased income generated from our equity interests in the REITs primarily due to our incremental investment in CPA®:16 – Global. AFFO is a non-GAAP measure that we use to evaluate our business. For a definition of AFFO and reconciliation to net income attributable to W. P. Carey Members, see Supplemental Financial Measures below.

2010 vs. 2009 — For the year ended December 31, 2010 as compared to 2009, AFFO from real estate ownership decreased by $4.7 million reflecting the impact of 2010 and 2009 tenant activity, including lease restructurings, lease expirations and property sales.

Financial Condition

Sources and Uses of Cash During the Year

Our cash flows fluctuate period to period due to a number of factors, which may include, among other things, the nature and timing of receipts of transaction-related and performance revenue, the performance of the CPA® REITs relative to their performance criteria, the timing of purchases and sales of real estate, the timing of proceeds from non-recourse mortgage loans and receipt of lease revenue, the timing and characterization of distributions received from equity investments in real estate and the REITs, the timing of certain payments, the receipt of the annual installment of deferred acquisition revenue and interest thereon in the first quarter from certain of the CPA® REITs, and changes in foreign currency exchange rates. Despite these fluctuations, we believe that we will generate sufficient cash from operations and from equity distributions in excess of equity income in real estate to meet our normal recurring short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of non-recourse mortgage loans, unused capacity on our line of credit and the issuance of additional equity securities to meet these needs. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the year are described below.

Operating Activities

Cash flow from operating activities decreased by $6.3 million during 2011 as compared to 2010 primarily due to the following reasons:

•

We received approximately $16.8 million less in cash for providing asset-based management services to the REITs, primarily related to the conversion of our performance fee into a Special Member Interest in CPA®:16 – Global’s operating partnership.

This decrease was partially offset by $6.2 million of cash distributions received from our Special Member Interest in CPA®:16 – Global’s operating partnership as well as an increase of $4.9 million in cash distributions received from CPA®:17 – Global’s operating partnership.

•

We received approximately $21.3 million of subordinated disposition revenue in cash from CPA®:14 upon completion of the CPA®:14/16 Merger in May of 2011. We paid taxes of approximately $11.4 million related to the CPA®:14/16 Merger in September 2011. This net increase of $9.9 million in cash flow was substantially offset by an increase in General and administrative expense of approximately $9.0 million as a result of higher compensation – related costs and professional fees.

As described in Note 3, in both 2011 and 2010, we elected to receive all asset management revenue in cash, with the exception of CPA®:17 – Global’s asset management fee, which we elected to receive in its common shares. For both 2011 and 2010, we also elected to receive performance revenue from CPA®:16 – Global in its shares, while for CPA®:14 and CPA®:15 we elected to receive 80% of all performance revenue in their shares, with the remaining 20% payable in cash. Subsequent to CPA®:16 – Global’s UPREIT reorganization in May 2011, we no longer earn performance revenue from CPA®:16 – Global, but we receive a distribution of available cash from its operating partnership. We also elected to receive asset management revenue from CPA®:16 – Global in its shares after the CPA®:14/16 Merger. For CWI, we elected to receive all asset management revenue in cash for 2011.

Investing Activities

Our investing activities are generally comprised of real estate-related transactions (purchases and sales) and capitalized property improvements. During 2011, we used $121.0 million to purchase newly issued shares of CPA®:16 – Global to enable it to pay the merger consideration in the CPA®:14/16 Merger (Note 3) and we also made a $0.3 million contribution to its operating partnership. We made contributions to unconsolidated ventures totaling $2.3 million, including $2.1 million to a venture to pay off our share of its maturing non-recourse mortgage loan. We also used $24.3 million to purchase two properties from CPA®:14 in connection with the CPA®:14 Asset Sales and $13.2 million to make capital improvements to various properties. In addition, we used $96.0 million to make three loans to two of our affiliates, CPA®:17 – Global and CWI, in order to facilitate certain of their property acquisitions, which were repaid in 2011. Cash inflows during the current year included $20.8 million in distributions from equity investments in real estate and the REITs in excess of cumulative equity income, including $11.1 million received on our shares of CPA®:14 as a result of the $1.00 per share special cash distribution paid by CPA®:14 to its shareholders in connection with the CPA®:14/16 Merger. We also received cash proceeds of $12.5 million from the sale of seven properties and recovered $5.0 million of foreign value-added-taxes (“VAT”) in connection with an international investment. Funds totaling $6.7 million and $2.6 million were invested in and released from, respectively, lender-held investment accounts.

Financing Activities

During 2011, we paid distributions to shareholders of $85.8 million and paid distributions of $7.3 million to affiliates who hold noncontrolling interests in various entities we consolidate. We used $7.5 million to purchase the noncontrolling interest in an entity from CPA®:14 in connection with the CPA®:14 Asset Sales. We also made scheduled mortgage principal payments of $25.3 million and obtained mortgage financing of $45.5 million. Net borrowings under our lines of credit increased overall by $91.4 million since December 31, 2010 and were comprised of gross borrowings of $251.4 million and repayments of $160.0 million. Net borrowings under our lines of credit were used primarily to fund the $121.3 million purchase of CPA®:16 – Global shares described above and our acquisition of properties in the CPA®:14 Asset Sales (Note 4). In connection with modifying our unsecured line of credit and obtaining financing for our properties in 2011, we paid financing fees totaling $7.8 million.

Adjusted Cash Flow from Operating Activities

Adjusted cash flow from operating activities is a non-GAAP measure that we use to evaluate our business. For a definition of adjusted cash flow from operating activities and reconciliation to cash flow from operating activities, see Supplemental Financial Measures below. Our adjusted cash flow from operating activities for 2011 and 2010 was $98.6 million and $88.6 million, respectively. This increase was primarily due to the $8.9 million, net of income tax, we received as a result of the $1.00 per share special cash distribution received from CPA®:14 on our shares of CPA®:14 in connection with the CPA®:14/16 Merger, higher cash distributions received from CPA®:17 – Global’s operating partnership as a result of new investments that it entered into during 2010 and 2011, and the initial cash distributions received from CPA®:16 – Global’s operating partnership. These increases in adjusted cash flow from operating activities were partially offset by a reduction in cash received from providing asset-based management services to the REITs as a result of the fact that we no longer receive cash asset management fees from CPA®:14 after the CPA®:14/16 Merger and CPA®:16 – Global as a result of the UPREIT Reorganization.

Summary of Financing

The table below summarizes our non-recourse and limited-recourse debt and credit facility (dollars in thousands):

	December 31,
	2011	2010
Balance
Fixed rate	$258,886	$147,872
Variable rate (a)	330,483	249,110

Total	$589,369	$396,982

Percent of total debt
Fixed rate	44%	37%
Variable rate (a)	56%	63%

	100%	100%

Weighted average interest rate at end of year
Fixed rate	5.6%	6.0%
Variable rate (a) (b)	4.6%	2.5%

(a)	Variable-rate debt at December 31, 2011 included (i) $233.2 million outstanding under our new unsecured line of credit, (ii) $47.0 million that has been effectively converted to fixed rates through interest rate swap derivative instruments and (iii) $42.6 million in mortgage loan obligations that bore interest at fixed rates but have interest rate reset features that may change the interest rates to then-prevailing market fixed rates (subject to specified caps) at certain points during their term.
(b)	The increase was primarily due to a higher interest rate on our new unsecured line of credit, which was 4.0% at December 31, 2011, compared to a rate of 1.2% at December 31, 2010 under our then-existing unsecured line of credit. As discussed in “Line of Credit” below, pursuant to its terms, we converted the interest rate on our new line of credit to a Eurocurrency rate on January 3, 2012, at which time the interest rate was 2.0%.

Cash Resources

At December 31, 2011, our cash resources consisted of the following:

•

cash and cash equivalents totaling $29.3 million. Of this amount, $7.4 million, at then-current exchange rates, was held by foreign subsidiaries. We could be subject to restrictions or significant costs should we decide to repatriate these amounts;

•

a line of credit with unused capacity of $210.0 million, excluding amounts reserved for outstanding letters of credit. Our lender has issued letters of credit totaling $6.8 million on our behalf in connection with certain contractual obligations, which reduce amounts that may be drawn under the line of credit; and

•

we also had unleveraged properties that had an aggregate carrying value of $220.6 million at December 31, 2011, although there can be no assurance that we would be able to obtain financing for these properties.

Our cash resources can be used for working capital needs and other commitments and may be used for future investments. We continue to evaluate fixed-rate financing options, such as obtaining non-recourse financing on our unleveraged properties. Any financing obtained may be used for working capital objectives and/or may be used to pay down existing debt balances or to fund acquisitions.

Line of Credit

Our new unsecured credit facility is more fully described in Note 11. A summary of our line of credit is provided below (in thousands):

	December 31, 2011		December 31, 2010
	Outstanding Balance	Maximum Available	Outstanding Balance	Maximum Available
Unsecured line of credit	$233,160	$450,000	$141,750	$250,000

At December 31, 2010, we had a $250.0 million unsecured revolving line of credit that was scheduled to mature in June 2012. On May 2, 2011, we obtained a $30.0 million secured revolving line of credit from Bank of America that was coterminous with the unsecured line of credit, expiring in June 2012. In December 2011, we terminated the secured and unsecured lines of credit. We entered into a new unsecured revolving line of credit, in an aggregate principal amount of up to $450.0 million, in order to extend the maturity and to provide for additional commitments as described below and accounted for this transaction as a modification of the original loan and capitalized the related financing costs totaling $6.7 million, which will be amortized to interest expense over the remaining term of the credit facility. The previous unsecured revolving line of credit had an outstanding balance of $233.2 million, which we rolled over to the new unsecured line of credit. The secured line of credit had no outstanding balance on the date of termination.

This new credit facility was amended and restated by an amended and restated credit agreement, dated as of February 17, 2012. The amended and restated credit agreement includes a new term loan facility in an aggregate principal amount of up to $175.0 million, the proceeds of which will be available in a single draw on the Merger closing date and will be used solely to finance in part the Merger and transaction costs and expenses occurred in connection therewith and is available until the earliest of (i) September 30, 2012, (ii) the date (if any) that the Merger occurs, and (iii) the date of the termination of the term facility, pursuant to the terms of the amended and restated credit facility.

As with the credit facility entered into in December 2011, the amendment and restatement of such credit facility provides us with a revolving loan facility with an aggregate principal amount of up to $450.0 million, which matures on December 28, 2014, which maturity date may be extended by one year at our option, subject to the conditions to extension provided in the amended and restated credit facility. The revolving loan facility is expected to be utilized primarily for potential new investments, repayment of existing debt and general corporate purposes. The amended and restated credit facility also permits (i) a sub-limit for up to $150.0 million under the revolving loan facility to be borrowed in certain currencies other than U.S. dollars (ii) a sub-limit for swing line loans of up to $35.0 million under the revolving loan facility, and (iii) a sub-limit for the issuance of letters of credit under the revolving loan facility in an aggregate amount not to exceed $50.0 million.

The aggregate principal amount of revolving and term loans available under the amended and restated credit facility is $625.0 million, which, at our election may be increased by up to an additional $125.0 million, which may be allocated as an increase to the revolving loan facility, the term facility, or if the term facility has been terminated, an add-on term loan, in each case subject to the conditions to increase provided in the amended and restated credit facility.

The amended and restated credit facility provides for an annual interest rate, at our election, of either (i) the Eurocurrency Rate or (ii) the Base Rate, in each case plus the Applicable Rate (each as defined in the credit agreement). Prior to us obtaining an Investment Grade Debt Rating (as defined in the credit agreement), the Applicable Rate on Eurocurrency Rate loans and letters of credit ranges from 1.75% to 2.50% and the Applicable Rate on Base Rate loans ranges from 0.75% to 1.50%. After an Investment Grade Debt Rating has been obtained, the Applicable Rate on Eurocurrency Rate loans and letters of credit ranges from 1.10% to 2.00% and the Applicable Rate on Base Rate loans ranges from 0.10% to 1.00%. Swing line loans will bear interest at the Base Rate plus the Applicable Rate then in effect. In addition, prior to obtaining an Investment Grade Debt Rating, we pay a quarterly fee ranging from 0.3% to 0.4% of the unused portion of the line of credit, depending on our leverage ratio. After an Investment Grade Debt Rating has been obtained, we will pay a facility fee ranging from 0.2% to 0.4% of the total commitment. At December 31, 2011, the outstanding balance on this line of credit was $233.2 million with an annual interest rate consisting of a Base Rate of 3.5% plus 0.5%. On January 2, 2012, we converted the interest rate to a Eurocurrency Rate, which is equal to the London inter-bank offered rate of 0.30% plus 1.75%. In addition, as of December 31, 2011, our lenders had issued letters of credit totaling $6.8 million on our behalf in connection with certain contractual obligations. At December 31, 2011, the revolving line of credit had unused capacity of $210.0 million, respectively, reflecting outstanding letters of credit, which reduce amounts that may be drawn. The revolving line of credit is expected to be utilized primarily for potential new investments, repayment of existing debt and general corporate purposes.

Pursuant to the amended and restated credit facility, prior to the REIT Reorganization, we may make Restricted Payments (as defined in the credit agreement) in a fiscal quarter that, when added to the total for the three preceding fiscal quarters, do not exceed 90% of Adjusted Total EBITDA (as defined in the amended and restated credit agreement), for the four preceding fiscal quarters. From and after the REIT Reorganization, we may make Restricted Payments in a aggregate amount in any fiscal year not to exceed the greater of: (i) 95% of the adjusted funds from operations (as such term is defined in the amended and restated credit facility) and (ii) the amount of Restricted Payments required to be paid in order to maintain its status as a real estate investment trust. Restricted Payments include quarterly dividends and the total amount of shares repurchased by us, if any, in excess of $10.0 million (or $50.0 million if both the REIT Reorganization and Proposed Merger have occurred) per year. In addition to placing limitations on dividend distributions and share repurchases, the amended and restated credit agreement stipulates six financial covenants that require us to maintain the following ratios and benchmarks at the end of each quarter (the quoted variables are specifically defined in the amended and restated credit facility agreement):

(i)	a maximum “leverage ratio,” which requires us to maintain a ratio of “total outstanding indebtedness” to “total value” of 60% or less;

(ii)	a maximum secured debt ratio, which requires us to maintain a ratio of “total secured outstanding indebtedness” (inclusive of permitted “indebtedness of subsidiaries”) to “total value” of 40% or less;

(iii)	a minimum “combined equity value,” which requires us to maintain a “total value” less “total outstanding indebtedness” of not less than $850.0 million. This amount must be adjusted in the event of any securities offering by adding 80% of the “fair market value” of all “net offering proceeds;”

(iv)	a minimum fixed charge coverage ratio, which requires us to maintain a ratio for “adjusted total EBITDA” to “fixed charges” of not less than 1.40 to 1.00;

(v)	a minimum unsecured interest coverage ratio, which requires us to maintain a ratio of “unencumbered property NOI” plus “unencumbered management EBITDA” to “interest expense” on “total unsecured outstanding indebtedness” of not less than 2.00 to 1.00; and

(vi)	a limitation on recourse indebtedness, which prohibits us from incurring additional secured indebtedness other than “non-recourse indebtedness” or indebtedness that is recourse to us that exceeds $75.0 million (or $100.0 million after the Merger) or 5% of the “total value,” whichever is greater.

We were in compliance with these covenants at December 31, 2011.

Cash Requirements

During 2012, we expect that cash payments will include paying distributions to our shareholders and to our affiliates who hold noncontrolling interests in entities we control and making scheduled mortgage loan principal payments, including mortgage balloon payments totaling $28.3 million, as well as other normal recurring operating expenses.

We expect to fund future investments, any capital expenditures on existing properties and scheduled debt maturities on non-recourse mortgage loans through cash generated from operations, the use of our cash reserves or unused amount on our line of credit.

Expected Impact of Proposed Merger

If consummated, we currently expect the Proposed Merger to have the following impact on our liquidity and results of operations by the third quarter of 2012; however there can be no assurance that the transaction will be completed during this time frame or at all.

The estimated total Proposed Merger Consideration includes the cash of approximately $151.5 million and the issuance of approximately 28.2 million of our shares, based on the total shares of CPA®:15 outstanding of 131.6 million, of which 10.4 million shares were owned by us, on July 23, 2012. We have obtained a commitment for a $175.0 million term loan as part of our credit facility in order to pay for the cash portion of the consideration in the Proposed Merger.

Impact of CPA®:14/16 Merger and Asset Purchase

The financial impact of the CPA®:14/16 Merger and our purchase of the assets from CPA®:14 in the CPA®:14 Asset Sales (Note 3) had the following impact on our 2011 results as compared to 2010:

•	An increase in dividends of approximately $4.7 million associated with our incremental investment in CPA®:16 – Global resulting in net cash flow after tax of $4.3 million;

•	An increase in lease revenues and cash flow totaling approximately $7.6 million and $3.1 million, respectively, related to the properties we acquired from CPA®:14 in the CPA®:14 Asset Sales;

•	A tax benefit of approximately $4.2 million related to the change in our advisory fee arrangement with CPA®:16 – Global in connection with its UPREIT reorganization;

•

A reduction in asset management revenue of approximately $13.0 million as a result of the modification of our advisory agreement with CPA®:16 – Global in connection with its UPREIT reorganization and assets sold by CPA®:14 to us and to third parties in the CPA®:14 Asset Sales;

•	A reduction in equity income of approximately $0.4 million related to the consolidation of the two ventures acquired from CPA®:14 in the CPA®:14 Asset Sales;

•

An increase in interest expense of approximately $4.4 million related to interest payments on the existing non-recourse mortgages relating to the properties we acquired in the CPA®:14 Asset Sales and incremental borrowings under our prior unsecured credit facility to finance the CPA®:14/16 Merger;

•

Increases to our equity earnings of approximately $6.2 million related to cash distributions received and $5.7 million of deferred revenue recognized as a result of acquiring the Special Member Interest in CPA®:16 – Global’s operating partnership; and

•

A net increase in equity earnings of approximately $2.6 million as a result of our $121.0 million incremental investment in shares of CPA®:16 – Global and the assets sold by CPA®:14 to us and to third parties in the CPA®:14 Asset Sales.

The properties we acquired from CPA®:14 have lease expirations between December 2015 and August 2019, renewable at the tenant’s option. There are no scheduled balloon payments on any of the long-term debt obligations that we assumed in connection with the CPA®:14/16 Merger until June 2016.

Off-Balance Sheet Arrangements and Contractual Obligations

The table below summarizes our debt, other contractual obligations, and off-balance sheet arrangements at December 31, 2011 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Non-recourse and limited-recourse debt — Principal (a)	$357,254	$37,518	$22,052	$107,327	$190,357
Line of credit — Principal (b)	233,160	—	233,160	—	—
Interest on borrowings (c)	148,919	29,341	54,562	30,037	34,979
Operating and other lease commitments (d)	9,716	1,017	1,997	1,790	4,912
Property improvement commitments	1,220	1,220	—	—	—

	$750,269	$69,096	$311,771	$139,154	$230,248

(a)

Excludes approximately $1.0 million of purchase accounting adjustments required in connection with the CPA®:14/16 Merger, which are included in Non-recourse and limited-recourse debt at December 31, 2011.

(b)	Our new unsecured line of credit is scheduled to mature in December 2014, unless extended pursuant to its terms.
(c)	Interest on unhedged variable-rate debt obligations was calculated using the applicable annual variable interest rates and balances outstanding at December 31, 2011.
(d)	Operating and other lease commitments consist primarily of the future minimum rents payable on the lease for our principal offices. We are reimbursed by affiliates for their share of the future minimum rents under an office cost-sharing agreement. These amounts are allocated among the entities based on gross revenues and are adjusted quarterly. The table above excludes the rental obligation of a venture in which we own a 46% interest. Our share of this obligation totals approximately $2.7 million over the lease term through January 2063.

Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies at December 31, 2011, which consisted primarily of the Euro. At December 31, 2011, we had no material capital lease obligations for which we were the lessee, either individually or in the aggregate.

Equity Method Investments

We have investments in unconsolidated ventures that own single-tenant properties that are typically net leased to corporations. Generally, the underlying investments are jointly-owned with our affiliates. Certain financial information for these ventures and our ownership interest in the ventures at December 31, 2011 is presented below. Certain financial information provided represents the total amounts attributable to the ventures and does not represent our proportionate share (dollars in thousands):

	Ownership Interest		Total Third-
Lessee	at December 31, 2011	Total Assets	Party Debt	Maturity Date
U. S. Airways Group, Inc.	75%	$29,586	$17,793	4/2014
The New York Times Company	18%	246,808	122,679	9/2014
Carrefour France, SAS (a)	46%	131,108	96,055	12/2014
Consolidated Systems, Inc.	60%	16,663	11,189	11/2016
Medica – France, S.A. (a)	46%	43,993	34,031	10/2017
Symphony IRI Group, Inc.	33%	22,933	14,783	2/2021
Hologic, Inc.	36%	26,101	13,396	5/2023
Schuler A.G. (a)	33%	66,298	—	N/A
Childtime Childcare, Inc. (b)	34%	8,940	—	N/A

		$592,430	$309,926

(a)	Dollar amounts shown are based on the exchange rate of the Euro at December 31, 2011.
(b)	In January 2011, this venture repaid its maturing non-recourse mortgage loan.

The table above does not reflect our 5% interest in a venture (“Lending Venture”) that holds a note receivable (the “Note Receivable”) from the holder (the “Partner”) of a 75.3% interest in a limited partnership (“Partnership”) owning 37 properties throughout Germany at a total cost of $336.0 million. Concurrently, our affiliates also acquired an interest in a second venture (the “Property Venture”) that acquired the remaining 24.7% ownership interest in the Partnership as well as an option to purchase an additional 75% interest from the Partner by December 2010. Also in connection with this transaction, the Lending Venture obtained non-recourse financing of $284.9 million having a fixed annual interest rate of 5.5%, a term of 10 years and is collateralized by the 37 German properties. In November 2010, the Property Venture exercised a portion of its call option via the Lending Venture whereby the Partner exchanged a 70% interest in the Partnership for a $295.7 million reduction in the Note Receivable. Subsequent to the exercise of the option, the Property Venture now owns a 94.7% interest in the Partnership and retains options to purchase the remaining 5.3% interest from the Partner by December 2012. All dollar amounts are based on the exchange rates of the Euro at the dates of the transactions, and dollar amounts provided represent the total amounts attributable to the ventures and do not represent our proportionate share.

Environmental Obligations

In connection with the purchase of many of our properties, we required the sellers to perform environmental reviews. We believe, based on the results of these reviews, that our properties were in substantial compliance with Federal, state, and foreign environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with leakage from underground storage tanks, surface spills or other on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties and the provisions of such indemnifications specifically address environmental matters. The leases generally include provisions that allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of our leases allow us to require financial assurances from tenants, such as performance bonds or letters of credit, if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of environmental matters should not have a material adverse effect on our financial condition, liquidity or results of operations.

Critical Accounting Estimates

Our significant accounting policies are described in Note 2 to the consolidated financial statements. Many of these accounting policies require judgment and the use of estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.

Classification of Real Estate Assets

We classify our directly-owned leased assets for financial reporting purposes at the inception of a lease, or when significant lease terms are amended, as either real estate leased under operating leases or net investment in direct financing leases. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. We estimate remaining economic life relying in part upon third-party appraisals of the leased assets. We calculate the present value of future minimum rents using the lease’s implicit interest rate, which requires an estimate of the residual value of the leased assets as of the end of the non-cancelable lease term. Estimates of residual values are generally determined by us relying in part upon third-party appraisals. Different estimates of residual value result in different implicit interest rates and could possibly affect the financial reporting classification of leased assets. The contractual terms of our leases are not necessarily different for operating and direct financing leases; however, the classification is based on accounting pronouncements that are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. We believe that we retain certain risks of ownership regardless of accounting classification. Assets classified as net investment in direct financing leases are not depreciated but are written down to expected residual value over the lease term. Therefore, the classification of assets may have a significant impact on net income even though it has no effect on cash flows.

Identification of Tangible and Intangible Assets in Connection with Real Estate Acquisitions

In connection with our acquisition of properties accounted for as operating leases, we allocate purchase costs to tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above- and below-market value of leases, the value of in-place leases and the value of tenant relationships, at their relative estimated fair values.

We determine the value attributed to tangible assets in part using a discounted cash flow model that is intended to approximate both what a third party would pay to purchase the vacant property and rent at current estimated market rates. In applying the model, we assume that the disinterested party would sell the property at the end of an estimated market lease term. Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property-type information. Assumptions and estimates include a discount rate or internal rate of return, marketing period necessary to put a lease in place, carrying costs during the marketing period, leasing commissions and tenant improvements allowances, market rents and growth factors of these rents, market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.

We acquire properties subject to net leases and determine the value of above-market and below-market lease intangibles based on the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or a similar property, both of which are measured over a period equal to the estimated market lease term. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally determined by us relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local real estate brokers.

We evaluate the specific characteristics of each tenant’s lease and any pre-existing relationship with each tenant in determining the value of in-place lease and tenant relationship intangibles. To determine the value of in-place lease intangibles, we consider estimated market rent, estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on assessments of specific market conditions. In determining the value of tenant relationship intangibles, we consider the expectation of lease renewals, the nature and extent of our existing relationship with the tenant, prospects for developing new business with the tenant and the tenant’s credit profile. We also consider estimated costs to execute a new lease, including estimated leasing commissions and legal costs, as well as estimated carrying costs of the property during a hypothetical expected lease-up period. We determine these values using our estimates or by relying in part upon third-party appraisals conducted by independent appraisal firms.

Basis of Consolidation

When we obtain an economic interest in an entity, we evaluate the entity to determine if it is deemed a variable interest entity (“VIE”) and, if so, whether we are deemed to be the primary beneficiary and are therefore required to consolidate the entity. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE under current authoritative accounting guidance, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of a VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

For an entity that is not considered to be a VIE, the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. We evaluate the partnership agreements or other relevant contracts to determine whether there are provisions in the agreements that would overcome this presumption. If the agreements provide the limited partners with either (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights, the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, and, therefore, the general partner must account for its investment in the limited partnership using the equity method of accounting.

When we obtain an economic interest in an entity that is structured at the date of acquisition as a tenancy-in-common interest, we evaluate the tenancy-in-common agreements or other relevant documents to ensure that the entity does not qualify as a VIE and does not meet the control requirement required for consolidation. We also use judgment in determining whether the shared decision-making involved in a tenancy-in-common interest investment creates an opportunity for us to have significant influence on the operating and financial decisions of these investments and thereby creates some responsibility by us for a return on our investment. We account for tenancy-in-common interests under the equity method of accounting.

Impairments

We periodically assess whether there are any indicators that the value of our long-lived assets, including goodwill, may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant; or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities and goodwill. Estimates and judgments used when evaluating whether these assets are impaired are presented below.

Real Estate

For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property to the future net undiscounted cash flow that we expect the property will generate, including any estimated proceeds from the eventual sale of the property. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. We estimate market rents and residual values using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. If the future net undiscounted cash flow of the property is less than the carrying value, the property is considered to be impaired. We then measure the loss as the excess of the carrying value of the property over its estimated fair value. The property’s estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales.

Direct Financing Leases

We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information from outside sources such as broker quotes or recent comparable sales. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue.

When we enter into a contract to sell the real estate assets that are recorded as direct financing leases, we evaluate whether we believe it is probable that the disposition will occur. If we determine that the disposition is probable and therefore the asset’s holding period is reduced, we record an allowance for credit losses to reflect the change in the estimate of the undiscounted future rents. Accordingly, the net investment balance is written down to fair value.

Assets Held for Sale

We classify real estate assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we calculate its estimated fair value as the expected sale price, less expected selling costs. We base the expected sale price on the contract and the expected selling costs on information provided by brokers and legal counsel. We then compare the asset’s estimated fair value to its carrying value, and if the estimated fair value is less than the property’s carrying value, we reduce the carrying value to the estimated fair value. We will continue to review the initial impairment for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.

If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.

Equity Investments in Real Estate and the REITs

We evaluate our equity investments in real estate and in the REITs on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and to establish whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage. For our unconsolidated ventures in real estate, we calculate the estimated fair value of the underlying venture’s real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying venture’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying venture’s other financial assets and liabilities (excluding net investment in direct financing leases) have fair values that approximate their carrying values. For our investments in the REITs, we calculate the estimated fair value of our investment using the most recently published NAV of each REIT.

Marketable Securities

We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is considered other-than-temporary. In determining whether the decline is other-than-temporary, we consider the underlying cause of the decline in value, the estimated recovery period, the severity and duration of the decline, as well as whether we plan to sell the security or will more likely than not be required to sell the security before recovery of its cost basis. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security. In accordance with current accounting guidance, the credit component of an other-than-temporary impairment is recognized in earnings while the non-credit component is recognized in Other comprehensive income.

Goodwill

We evaluate goodwill recorded by our Investment Management segment for possible impairment at least annually using a two-step process. To identify any impairment, we first compare the estimated fair value of our Investment Management segment with its carrying amount, including goodwill. We calculate the estimated fair value of the Investment Management segment by applying a multiple, based on comparable companies, to earnings. If the fair value of the Investment Management segment exceeds its carrying amount, we do not consider goodwill to be impaired and no further analysis is required. If the carrying amount of the Investment Management segment exceeds its estimated fair value, we then perform the second step to measure the amount of the impairment charge.

For the second step, we determine the impairment charge by comparing the implied fair value of the goodwill with its carrying amount and record an impairment charge equal to the excess of the carrying amount over the implied fair value. We determine the implied fair value of the goodwill by allocating the estimated fair value of the Investment Management segment to its assets and liabilities. The excess of the estimated fair value of the Investment Management segment over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill.

Provision for Uncollected Amounts from Lessees

On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (18 lessees represented 77% of lease revenues during 2011), we believe that it is necessary to evaluate the collectability of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount from the lessee if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.

Determination of Certain Asset-Based Management and Performance Revenue

We earn asset-based management revenue, and in certain cases, performance revenue, for providing property management, leasing, advisory and other services to the REITs. Pursuant to the terms of the respective advisory agreements, this revenue is based on a percentage of the appraised value of the invested assets of the REIT as determined by us, relying in part upon a third-party valuation firm. The valuation uses estimates, including but not limited to market rents, residual values and increases in the CPI and discount rates. Differences in the assumptions applied would affect the amount of revenue that we recognize. The effect of any changes in the annual valuations will affect both revenue and compensation expense and therefore the determination of net income.

Income Taxes

Real Estate Ownership Operations

We have elected to be treated as a partnership for U.S. federal income tax purposes. As partnerships, we and our partnership subsidiaries were generally not directly subject to tax and the taxable income or loss of these operations was included in the income tax returns of the members; accordingly, no provision for income tax expense or benefit related to these partnerships was reflected in the consolidated financial statements. Our real estate operations have been conducted through a subsidiary that is a real estate investment trust. In order to maintain its qualification as a real estate investment trust, the subsidiary is required to, among other things, distribute at least 90% of its net taxable income to its shareholders (excluding net capital gains) and meet certain tests regarding the nature of its income and assets. As a real estate investment trust, the subsidiary is not subject to U.S. federal income tax with respect to the portion of its income that meets certain criteria and is distributed annually to its shareholders. Accordingly, no provision has been made for U.S. federal income taxes related to the real estate investment trust subsidiary in the consolidated financial statements. We believe we have operated, and we intend to continue to operate, in a manner that allows the subsidiary to continue to meet the requirements for taxation as a real estate investment trust. Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, the subsidiary would be subject to U.S. federal income tax. These operations are subject to certain state, local and foreign taxes and a provision for such taxes is included in the consolidated financial statements.

Investment Management Operations

We conduct our investment management operations primarily through taxable subsidiaries. These operations are subject to federal, state, local and foreign taxes, as applicable. Our financial statements are prepared on a consolidated basis including these taxable subsidiaries and include a provision for current and deferred taxes on these operations.

Our consolidated effective income tax rate is influenced by tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We establish tax reserves in accordance with current authoritative accounting guidance for uncertainty in income taxes. This guidance is based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, the guidance permits a company to recognize the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. The tax position must be derecognized when it is no longer more likely than not of being sustained.

Future Accounting Requirements

The following Accounting Standards Updates (“ASUs”) promulgated by the FASB are applicable to us in future reports, as indicated:

ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs — In May 2011, the FASB issued an update to ASC 820, Fair Value Measurements. The amendments in the update explain how to measure fair value and do not require additional fair value measurements, nor are they intended to establish valuation standards or affect valuation practices outside of financial reporting. These new amendments will impact the level of information we provide, particularly for level 3 fair value measurements and the measurement’s sensitivity to changes in unobservable inputs, our use of a nonfinancial asset in a way that differs from that asset’s highest and best use, and the categorization by level of the fair value hierarchy for items that are not measured at fair value in the balance sheet but for which the fair value is required to be disclosed. These amendments are expected to impact the form of our disclosures only, are applicable to us prospectively and are effective for our interim and annual periods beginning in 2012.

ASU 2011-05 and ASU 2011-12, Presentation of Comprehensive Income — In June and December 2011, the FASB issued updates to ASC 220, Comprehensive Income. The amendments in the initial update change the reporting options applicable to the presentation of other comprehensive income and its components in the financial statements. The initial update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. Additionally, the initial update requires the consecutive presentation of the statement of net income and other comprehensive income. Finally, the initial update required an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income; however, the update issued in December 2011 tabled this requirement for further deliberation. These amendments impact the form of our disclosures only, are applicable to us retrospectively and are effective for our interim and annual periods beginning in 2012.

ASU 2011-08, Testing Goodwill for Impairment — In September 2011, the FASB issued an update to ASC 350, Intangibles – Goodwill and Other. The objective of this ASU is to simplify how entities test goodwill for impairment. The amendments in the ASU permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance under topic 350 required an entity to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). If the fair value of a reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. We are currently assessing the potential impact that the adoption of the new guidance will have on our financial position and results of operations.

ASU 2011-10, Derecognition of in Substance Real Estate - a Scope Clarification — In December 2011, the FASB issued an update to clarify that when a parent (reporting entity) ceases to have a controlling financial interest (as described in ASC subtopic 810-10, Consolidation) in a subsidiary that is in substance real estate as a result of default on the subsidiary's nonrecourse debt, the reporting entity should apply the guidance in subtopic 360-20, Property, Plant and Equipment, to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. Under this new guidance, even if the reporting entity ceases to have a controlling financial interest under subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. This amendment is applicable to us prospectively for deconsolidation events occurring after June 15, 2012 and will impact the timing in which we recognize the impact of such transactions, which may be material, within our results of operations.

ASU 2011-11, Disclosures about Offsetting Assets and Liabilities — In December 2011, the FASB issued an update to ASC 210, Balance Sheet, which enhances current disclosures about financial instruments and derivative instruments that are either offset on the statement of financial position or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial position. Entities are required to provide both net and gross information for these assets and liabilities in order to facilitate comparability between financial statements prepared on the basis of U.S. GAAP and financial statements prepared on the basis of International Financial Reporting Standards (“IFRS”). This standard will be effective for our fiscal quarter beginning January 1, 2014 with retrospective application required. We do not expect the adoption will have a material impact on our statement of financial position.

Supplemental Financial Measures

In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we employ the use of supplemental non-GAAP measures, which are uniquely defined by our management. We believe that these measures are useful to investors to consider because they may assist them to better understand and measure the performance of our business over time and against similar companies. A description of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures are provided below.

Funds from Operations — as Adjusted

Funds from Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (as computed in accordance with GAAP) excluding: depreciation and amortization expense from real estate assets, impairment charges on real estate, gains or losses from sales of depreciated real estate assets and extraordinary items; however, FFO related to assets held for sale, sold or otherwise transferred and included in the results of discontinued operations are included. These adjustments also incorporate the pro rata share of unconsolidated subsidiaries. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers. Although NAREIT has published this definition of FFO, companies often modify this definition as they seek to provide financial measures that meaningfully reflect their distinctive operations.

We modify the NAREIT computation of FFO to include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, deferred income tax benefits and expenses, straight-line rents, stock compensation, gains or losses from extinguishment of debt and deconsolidation of subsidiaries and unrealized foreign currency exchange gains and losses. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows, and we therefore use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies, and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations.

FFO and AFFO for all periods presented are as follows (in thousands):

	Years Ended December 31,
	2011	2010	2009
Investment Management
Net Income from investment management attributable to W. P. Carey members	$73,998	$41,573	$31,059

FFO - as defined by NAREIT (a)	73,998	41,573	31,059

Adjustments:
Amortization and other non-cash charges	33,306	8,666	6,482
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at AFFO:
AFFO adjustments to equity earnings from equity investments	(5,661)	—	—

Total adjustments	27,645	8,666	6,482

AFFO - Investment Management	$101,643	$50,239	$37,541

Real Estate Ownership
Net Income from real estate ownership attributable to W. P. Carey members	$65,081	$32,399	$37,964
Adjustments:
Depreciation and amortization of real property	25,324	19,022	18,948
Impairment charges	10,473	15,381	10,424
Loss (gain) on sale of real estate, net	3,391	(460)	(7,701)
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at FFO:
Depreciation and amortization of real property	5,257	6,477	10,598
Impairment charges	1,090	1,394	—
Loss (gain) on sale of real estate, net	34	(38)	—
Proportionate share of adjustments for noncontrolling interests to arrive at FFO	(1,984)	(727)	(586)

Total adjustments	43,585	41,049	31,683

FFO - as defined by NAREIT (a)	108,666	73,448	69,647

Adjustments:
Gain on change in control of interests (b)	(27,859)	—	—
Gain on deconsolidation of a subsidiary	(1,008)	—	—
Other gains, net	(983)	(755)	(2,796)
Other depreciation, amortization and non-cash charges	(1,780)	(934)	(4,122)
Straight-line and other rent adjustments	(4,255)	295	1,273
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at AFFO:
Other depreciation, amortization and non-cash charges	—	25	24
Straight-line and other rent adjustments	(1,641)	(2,260)	(1,371)
AFFO adjustments to equity earnings from equity investments	15,798	10,696	22,675
Proportionate share of adjustments for noncontrolling interests to arrive at AFFO	272	116	5

Total adjustments	(21,456)	7,183	15,688

AFFO - Real Estate Ownership	$87,210	$80,631	$85,335

Total Company
FFO - as defined by NAREIT	$182,664	$115,021	$100,706

AFFO	$188,853	$130,870	$122,876

(a)	The SEC Staff has recently advised that they take no position on the inclusion or exclusion of impairment write-downs in arriving at FFO. Since 2003, NAREIT has taken the position that the exclusion of impairment charges is consistent with its definition of FFO. Accordingly, we have revised our computation of FFO to exclude impairment charges, if any, in arriving at FFO for all periods presented.

(b)

Represents gains recognized on our purchase of the remaining interests in two ventures from CPA®:14 in May 2011, which we had previously accounted for under the equity method. In connection with purchasing these interests, we recognized a net gain of $27.9 million during the year ended December 31, 2011 to adjust the carrying value of our existing interest in these ventures to their estimated fair values.

Adjusted Cash Flow from Operating Activities

Adjusted cash flow from operating activities (“ACFO”) refers to our cash flow from operating activities (as computed in accordance with GAAP) adjusted, where applicable, primarily to: add cash distributions of property-level operating cash flows that we receive from our investments in unconsolidated real estate joint ventures in excess of our equity income; subtract cash distributions of property-level operating cash flows that we make to our noncontrolling partners in real estate joint ventures that we consolidate net of such partners’ contributions to our share of property-level operating cash flows; and eliminate changes in working capital. We hold a number of interests in real estate joint ventures, and we believe that adjusting our GAAP cash flow provided by operating activities to reflect these actual cash receipts and cash payments that are attributable to the property-level operating cash flows of the underlying joint ventures, as well as eliminating the effect of timing differences between the payment of certain liabilities and the receipt of certain receivables in a period other than that in which the item is recognized, may give investors additional information about our actual cash flow that is not incorporated in cash flow from operating activities as defined by GAAP. The joint ventures are property-owning entities and their activities are generally limited to receiving rental income, financing the property and ultimately disposing of the property. Distributions and contributions related to these activities are based on the ownership percentages of the partners in each venture. Distributions of cash to venture partners are typically made on a monthly basis.

We believe that adjusted cash flow from operating activities is a useful supplemental measure for assessing the cash flow generated from our core operations as it gives investors important information about our liquidity that is not provided within cash flow from operating activities as defined by GAAP, and we use this measure when evaluating distributions to shareholders.

The following summarizes our cash flows for all periods presented (in thousands):

	Years Ended December 31,
	2010	2010	2009
Cash flow provided by operating activities	$80,116	$86,417	$74,544

Cash flow (used in) provided by investing activities	$(126,084)	$(37,843)	$18,106

Cash flow provided by (used in) financing activities	$10,502	$(1,548)	$(91,275)

Adjusted cash flow from operating activities for all periods presented is as follows (in thousands):

	Years Ended December 31,
	2011	2010	2010
Cash flow provided by operating activities	$80,116	$86,417	$74,544
Adjustments related to equity method investments:
Add: Distributions received from equity investments in real estate in excess of equity income	20,807	18,758	39,102
Less: Distributions received from equity investments in real estate in excess of equity income — attributable to financing activities	(3,774)	(9,505)	(20,599)

Distributions received from equity investments in real estate in excess of equity income — attributable to operating activities (a)	17,033	9,253	18,503

Adjustments related to noncontrolling interests:
Less: Distributions (paid to) net of contributions received from noncontrolling interests	(4,035)	9,901	(2,558)
Add: Distributions paid to (received from) noncontrolling interests, net not attributable to operating activities	3,089	(10,515)	1,990

Distributions received from (paid to) noncontrolling interests, attributable to operating activities (b)	(946)	(614)	(568)

Adjustments related to changes in working capital: (c)
Net changes in other assets and liabilities	5,356	(6,422)	1,401
Net prepayment of income taxes at end of period	7,362	—	—

	12,718	(6,422)	1,401

CPA®:14/16 Merger — revenue, net of taxes on special distribution (d)	(10,333)	—	—

ACFO	$98,588	$88,634	$93,880

Distributions declared	$88,356	$81,299	$90,475

(a)	Cash flow provided by operating activities on a GAAP basis does not include distributions that we receive from equity method investments in excess of our equity income. All such excess distributions, including our share of distributions of property-level cash flows in excess of operating income, are reported as cash flows provided by investing activities in our statement of cash flows. In calculating ACFO, we make an adjustment to our reported cash flow provided by operating activities to add such distributions to the extent they relate to our pro rata share of property-level operating income, after deducting any portion of such distributions attributable to the financing or investment activities of the underlying joint venture.
(b)	Cash flow provided by operating activities on a GAAP basis does not include contributions that we receive from non-controlling interests and distributions that we pay to non-controlling interests in our consolidated joint ventures. All such contributions and distributions, including contributions to and distributions of property-level operating cash flows, are reported as cash flows used in or provided by financing activities in our statement of cash flows. In calculating ACFO, we make adjustments to our reported cash flow provided by operating activities to add contributions received from non-controlling interests and subtract distributions paid to non-controlling interests to the extent these contributions or distributions relate to operating activities of the underlying property joint ventures.
(c)	Cash flow provided by operating activities on a GAAP basis includes adjustments to reflect the impact of the “net changes in other operating assets and liabilities” as well as the change in income taxes, net. We make adjustments to cash flow provided by operating activities to incorporate changes between reporting periods in other assets and liabilities, including accrued and prepaid income taxes, as we believe that these adjustments better reflect cash generated from core operations.
(d)

Amount represents subordinated disposition revenue of $21.3 million, net of commissions of $2.5 million and a tax provision of $8.5 million, earned in connection with the CPA®:14/16 Merger. We make an adjustment to deduct this revenue because it is generally earned in connection with one-time liquidity events as opposed to cash flow generated from our core operations.

While we believe that FFO, AFFO and Adjusted cash flow from operating activities are important supplemental measures, they should not be considered as alternatives to net income as an indication of a company’s operating performance or to cash flow from operating activities as a measure of liquidity. These non-GAAP measures should be used in conjunction with net income and cash flow from operating activities as defined by GAAP. FFO, AFFO and Adjusted cash flow from operating activities, or similarly titled measures disclosed by other real estate investment trusts, may not be comparable to our FFO, AFFO and Adjusted cash flow from operating activities measures.